INVENTRUST PROPERTIES CORP. ARTICLES OF AMENDMENT THIS IS TO CERTIFY THAT: FIRST: The charter (the “Charter”) of InvenTrust Properties Corp., a Maryland corporation (the “Corporation”), is hereby amended by deleting Section 6.3(e) in its entirety. SECOND: The charter is hereby further amended by inserting new Section 9.3 of Article IX, which shall state the following: 9.3 Bylaws. The Bylaws of the Company may be altered, amended or repealed, in whole or in part, and new Bylaws may be adopted by the Board of Directors or by the Stockholders of the Company. Any such alterations, amendments or repeals, or new Bylaws approved by the Stockholders, shall be approved by the affirmative vote of Stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. THIRD: The amendments to the Charter as set forth hereinabove have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law. FOURTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury. [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested to by its Secretary on this 5th day of May, 2023. ATTEST: INVENTRUST PROPERTIES CORP. By: /s/ Christy L. David By: /s/ Daniel J. Busch Christy L. David Daniel J. Busch Secretary President